Exhibit 99.1

News Release

PartnerRe Prices Series D Preferred Share Offering

PEMBROKE, Bermuda, November 9, 2004 – PartnerRe Ltd. (NYSE:PRE) today announced that it has priced an offering of 8,000,000 Series D Cumulative Redeemable Preferred Shares (the “Series D Preferred Shares”). The offering is expected to close on November 15, 2004.

In connection with this offering, PartnerRe expects to issue $200 million of Series D Preferred Shares. In addition, the Company has granted the underwriters an option, exercisable for 30 days, to purchase up to 1,200,000 additional Series D Preferred Shares. The Series D Shares, which are expected to be listed on the New York Stock Exchange under the symbol “PRE PrD” will have an annual dividend yield of 6.5% and a liquidation preference of $25.00 per share. The Company may redeem the Series D Preferred Shares at any time beginning November 15, 2009.

The Company intends to use the net proceeds of the offering for general corporate purposes including the repurchase of common shares.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these or any other securities, nor will there be any sale of these or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

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PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering/energy, marine, special risks, other lines, life/annuity and health, and alternative risk transfer solutions. Total revenues were $3.9 billion in 2003. As of September 30, 2004, total assets were $11.9 billion, total capitalization was $3.4 billion and total shareholders’ equity was $2.8 billion. Our major reinsurance operations have ratings of AA- from Standard & Poor’s, Aa3 from Moody’s, A+ from A.M. Best, and AA from Fitch.

PartnerRe on the Internet: www.partnerre.com

Forward-looking statements contained in this press release are based on the Company’s assumptions and expectations concerning future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. PartnerRe’s forward-looking statements could be affected by numerous foreseeable and unforeseeable events and developments such as exposure to catastrophe, or other large property and casualty losses, adequacy of reserves, risks associated with implementing business strategies,

PartnerRe Ltd.	Telephone +1 441 292 0888
96 Pitts Bay Road	Fax +1 441 292 6080
Bermuda	www.partnerre.com

levels and pricing of new and renewal business achieved, credit, interest, currency and other risks associated with the Company’s investment portfolio, changes in accounting policies, and other factors identified in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information contained herein, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company disclaims any obligation to publicly update or revise any forward-looking information or statements.

Contacts:	PartnerRe Ltd.	Citigate Sard Verbinnen
	(441) 292-0888	(212) 687-8080
	Investor Contact: Robin Sidders	Jim Barron/Hallie Bozzi
Media Contact: Celia Powell